EXHIBIT (99)(a)

NEWS RELEASE

                April 18, 2005
Contact:  Tony W. Wolfe
 President and Chief Executive Officer

 A. Joseph Lampron
 Executive Vice President and Chief Financial Officer

 828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc., the parent company of Peoples Bank, reported net income of $1.3 million, or $0.37 basic net income per share and $0.36 diluted net income per share, for the three months ended March 31, 2005 as compared to $1.2 million or $0.35 basic net income per share and $0.34 diluted net income per share, for the same period one year ago. During first quarter 2005, the Company declared and distributed a 10% stock dividend to its shareholders. March 31, 2004 per share amounts have been restated to reflect the stock dividend.

Tony W. Wolfe, President and Chief Executive Officer, attributed the increase in first quarter earnings to an increase in net interest income, an increase in non-interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense.

Net interest income increased 6% to $6.2 million for the three months ended March 31, 2005 compared to $5.9 million for the same period one year ago. This increase is attributable to an increase in interest income due to increases in the prime rate resulting from Federal Reserve interest rate increases combined with an increase in the average outstanding balance of investment securities available for sale. Net interest income after the provision for loan losses increased 11% to $5.5 million for the three months ended March 31, 2005 compared to $5.0 million for the same period one year ago. The provision for loan losses for the three months ended March 31, 2005 was $690,000 as compared to $859,000 for the same period one year ago. This decrease is due to an $11.2 million reduction in classified loans as of March 31, 2005 when compared to March 31, 2004.

Non-interest income increased 9% to $1.6 million for the three months ended March 31, 2005, as compared to $1.5 million for the same period one year ago. The increase in non-interest income is primarily due to an increase of $88,000 in fee income from the Bank’s Banco de la Gente branches, an increase of $54,000 in debit card fee income and an increase of $31,000 in mortgage banking income.

Non-interest expense increased 11% to $5.3 million for the three months ended March 31, 2005, as compared to $4.7 million for the same period last year. The increase in non-interest expense included; (1) an increase of $282,000 or 10% in salaries and benefits expense due to normal salary increases and increased incentive expense, (2) an increase of $84,000 or 9% in occupancy expense due to an increase in furniture and equipment expense and lease expense, and (3) an increase of $123,000 or 12% in non-interest expenses other than salary, benefits and occupancy expenses primarily due to an increase in advertising expense and deposit program expense.

Total assets as of March 31, 2005 amounted to $690.0 million, an increase of 1% compared to total assets of $686.5 million at March 31, 2004. This increase is primarily attributable to an increase in available for sale securities, which was

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PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE TWO

partially offset by a decrease in loans. Available for sale securities increased 23% to $103.9 million as of March 31, 2005 compared to $84.5 million as of March 31, 2004, the result of additional securities purchases, which were partially offset by paydowns on mortgage-backed securities, calls and maturities. Loans decreased 3% to $540.0 million as of March 31, 2005 compared to $555.4 million as of March 31, 2004. The increase in available for sale securities and the decrease in loans reflect management’s directed effort to increase investment securities as a percentage of total assets in an effort to reduce the credit risk in the balance sheet.

Non-performing assets totaled $8.3 million at March 31, 2005 or 1.20% of total assets, compared to $8.1 million at March 31, 2004 or 1.18% of total assets. The allowance for loan losses at March 31, 2005 amounted to $7.4 million or 1.37% of total loans compared to $8.9 million or 1.61% of total loans at March 31, 2004.

Deposits amounted to $558.3 million as of March 31, 2005, representing a decrease of 1% from deposits of $561.2 million at March 31, 2004. Core deposits, which include non-interest bearing demand deposits, NOW, MMDA, savings and certificates of deposits of denominations less than $100,000, increased $21.6 million to $413.4 million at March 31, 2005 as compared to $391.8 million at March 31, 2004. This increase is primarily due to an increase in the Bank’s Investment Checking product, which was offset by a decrease in certificates of deposit less than $100,000. Certificates of deposit in amounts greater than $100,000 or more totaled $136.8 million at March 31, 2005 as compared to $144.3 million at March 31, 2004 as maturing brokered deposits were replaced with core deposits. The Company chose to price the Investment Checking account at a level which attracted new deposits but was more cost effective than brokered deposits.

Shareholders’ equity increased to $50.7 million, or 7.35% of total assets, at March 31, 2005 as compared to $50.3 million, or 7.33% of total assets, at March 31, 2004. The net increase in common stock and retained earnings from March 31, 2004 to March 31, 2005 amounted to $3.1 million due to net income earned for the period. This increase was partially offset by a $2.7 million decrease in accumulated other comprehensive income from March 31, 2004 to March 31, 2005 due to a decrease in the market value of available for sale securities and derivative instruments. Management expects that accumulated comprehensive income will continue to be less than prior periods due to anticipated reductions in the market value of available for sale securities and derivative instruments resulting from projected interest rate increases.

Peoples Bank operates entirely in North Carolina, with eleven offices throughout Catawba County, one office in Alexander County, three offices in Lincoln County and two offices in Mecklenburg County. The Company’s common stock is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol “PEBK.” Scott and Stringfellow, Inc., Ryan, Beck & Co., Sterne Agee & Leach, Inc. and Trident Securities, Inc. are market makers for the Company’s shares.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2004.

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PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE THREE

CONSOLIDATED BALANCE SHEETS
March 31, 2005, December 31, 2004 and March 31, 2004

	March 31, 2005	December 31, 2004	March 31, 2004
	(Unaudited)		(Unaudited)
ASSETS:
Cash and due from banks	$14,789,934	$15,067,871	$18,818,832
Federal funds sold	859,000	1,723,000	4,712,000
Cash and cash equivalents	15,648,934	16,790,871	23,530,832

Investment securities available for sale	103,913,432	105,598,106	84,499,038
Other investments	6,080,249	5,396,959	3,941,973
Total securities	109,993,681	110,995,065	88,441,011

Loans	540,031,706	535,467,733	555,376,628
Mortgage loans held for sale	3,090,350	3,783,175	1,866,230
Less: Allowance for loan losses	(7,419,580)	(8,048,627)	(8,928,914)
Net loans	535,702,476	531,202,281	548,313,944

Premises and equipment, net	12,924,933	12,742,730	12,460,717
Accrued interest receivable and other assets	15,750,341	14,617,125	13,754,336
Total assets	$690,020,365	$686,348,072	$686,500,840

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing demand	$85,265,032	$78,024,194	$79,228,213
NOW, MMDA & Savings	191,331,645	193,917,507	168,290,902
Time, $100,000 or more	144,862,102	154,300,926	169,428,506
Other time	136,795,166	130,279,446	144,254,049
Total deposits	558,253,945	556,522,073	561,201,670

Demand notes payable to U.S. Treasury	1,284,709	1,184,392	653,666
FHLB borrowings	61,000,000	59,000,000	57,000,000
Junior subordinated debentures	14,433,000	14,433,000	14,433,000
Accrued interest payable and other liabilities	4,315,642	4,270,755	2,890,732
Total liabilities	639,287,296	635,410,220	636,179,068

Shareholders' Equity:
Preferred stock, no par value; authorized
5,000,000 shares; no shares issued
and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 3,451,406 shares in 2005
and 3,448,581 shares in 2004	41,603,645	35,040,390	35,217,451
Retained earnings	10,423,386	16,018,206	13,708,344
Accumulated other comprehensive income	(1,293,962)	(120,744)	1,395,977
Total shareholders' equity	50,733,069	50,937,852	50,321,772

Total liabilities and shareholders' equity	$690,020,365	$686,348,072	$686,500,840

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE FOUR

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2005 and 2004

	Three months ended
	March 31,
	2005	2004
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$8,461,937	$8,066,814
Interest on federal funds sold	1,480	2,640
Interest on investment securities:
U.S. Government agencies	848,356	614,010
States and political subdivisions	181,863	149,705
Other	87,033	101,592
Total interest income	9,580,669	8,934,761

INTEREST EXPENSE:
NOW, MMDA & Savings deposits	633,320	364,657
Time deposits	1,789,677	1,891,202
FHLB borrowings	711,776	645,807
Junior subordinated debentures	207,474	162,371
Other	4,066	1,672
Total interest expense	3,346,313	3,065,709
NET INTEREST INCOME	6,234,356	5,869,052
PROVISION FOR LOAN LOSSES	690,000	859,000
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,544,356	5,010,052

OTHER INCOME:
Service charges	805,260	803,243
Other service charges and fees	244,627	178,731
Mortgage banking income	103,116	72,300
Insurance and brokerage commission	109,759	158,238
Miscellaneous	375,306	287,592
Total other income	1,638,068	1,500,104
OTHER EXPENSES:
Salaries and employee benefits	3,062,502	2,780,601
Occupancy	969,066	885,079
Other	1,227,280	1,053,860
Total other expenses	5,258,847	4,719,540

INCOME BEFORE INCOME TAXES	1,923,576	1,790,616
INCOME TAXES	646,800	612,700

NET INCOME	$1,276,776	$1,177,916
PER SHARE AMOUNTS
Basic net income	$0.37	$0.35
Diluted net income	$0.36	$0.34
Cash dividends	$0.10	$0.09
Book value	$14.70	$14.56

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE FIVE

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2005 and 2004

	Three months ended
	March 31,
	2005	2004
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for Sale Securities	$104,489,669	$80,109,151
Loans	538,897,639	553,357,514
Earning Assets	650,350,681	641,360,056
Assets	687,980,934	673,851,025
Deposits	554,229,998	547,475,320
Shareholders' Equity	51,974,639	50,042,241

SELECTED KEY DATA:
Net Interest Margin (tax equivalent)	3.97%	3.75%
Return on Average Assets	0.75%	0.70%
Return on Average Shareholders' Equity	9.96%	9.47%
Shareholders' Equity to Total Assets (Period End)	7.35%	7.33%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$8,048,627	$9,722,267
Provision for loan losses	690,000	859,000
Charge-offs	(1,404,263)	(1,722,381)
Recoveries	85,216	70,028
Balance, end of period	$7,419,580	$8,928,914

ASSET QUALITY:
Non-accrual Loans	$7,541,426	$6,757,121
90 Days Past Due and still accruing	68,857	431,695
Other Real Estate Owned	664,252	914,464
Repossessed Assets	-	22,700
Total Non-performing Assets	$8,274,535	$8,125,980
Non-performing Assets to Total Assets	1.20%	1.18%
Allowance for Loan Losses to Non-performing Assets	89.67%	109.88%
Allowance for Loan Losses to Total Loans	1.37%	1.61%

LOAN RISK GRADE ANALYSIS:	Percentage of Loans		General Reserve
	By Risk Grade*		Percentage
	3/31/2005	3/31/2004	3/31/2005	3/31/2004
Risk 1 (Excellent Quality)	14.02%	12.35%	0.15%	0.15%
Risk 2 (High Quality)	22.65%	23.30%	0.50%	0.50%
Risk 3 (Good Quality)	54.75%	53.65%	1.00%	1.00%
Risk 4 (Management Attention)	4.78%	4.99%	2.50%	2.50%
Risk 5 (Watch)	0.88%	1.40%	7.00%	7.00%
Risk 6 (Substandard)	0.80%	2.14%	12.00%	12.00%
Risk 7 (Low Substandard)	0.72%	0.95%	25.00%	25.00%
Risk 8 (Doubtful)	0.00%	0.00%	50.00%	50.00%
Risk 9 (Loss)	0.00%	0.00%	100.00%	100.00%

*Excludes non-accrual loans

At March 31, 2005 there was one relationship exceeding $1.0 million (which totaled $1.1 million) in the Watch risk grade, four relationships exceeding $1.0 million each (which totaled $6.8 million) in the Substandard risk grade and two relationships exceeding $1.0 million each (which totaled $4.7 million) in the Low Substandard risk grade. Balances of individual relationships exceeding $1.0 million in these risk grades ranged from $1.1 million to $3.2 million. These customers continue to meet payment requirements and these relationships would not become non-performing assets unless they are unable to meet those requirements.

(END)